Exhibit 99.1

GOOGLE ANNOUNCES SECOND QUARTER 2008 RESULTS

MOUNTAIN VIEW, Calif. – July 17, 2008 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended June 30, 2008.

“Strong international growth as well as sustained traffic increases on Google’s web properties propelled us to another strong quarter, despite a more challenging economic environment,” said Eric Schmidt, CEO of Google. “As we continue to focus on innovating in our core business of search, ads and apps, we also look forward to enhancing the experience of our users and expanding the reach of our advertisers and partners with new technologies and formats, particularly as our integration of DoubleClick gains momentum and creates new opportunities in display advertising and elsewhere.”

Q2 Financial Summary

Google reported revenues of $5.37 billion for the quarter ended June 30, 2008, an increase of 39% compared to the second quarter of 2007 and an increase of 3% compared to the first quarter of 2008. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the second quarter of 2008, TAC totaled $1.47 billion, or 28% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income for the second quarter of 2008 was $1.58 billion, or 29% of revenues. This compares to GAAP operating income of $1.55 billion, or 30% of revenues, in the first quarter of 2008. Non-GAAP operating income in the second quarter of 2008 was $1.85 billion, or 34% of revenues. This compares to non-GAAP operating income of $1.83 billion, or 35% of revenues, in the first quarter of 2008.

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GAAP net income for the second quarter of 2008 was $1.25 billion as compared to $1.31 billion in the first quarter of 2008. Non-GAAP net income in the second quarter of 2008 was $1.47 billion, compared to $1.54 billion in the first quarter of 2008.

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GAAP EPS for the second quarter of 2008 was $3.92 on 318 million diluted shares outstanding, compared to $4.12 for the first quarter of 2008 on 317 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2008 was $4.63, compared to $4.84 in the first quarter of 2008.

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Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP EPS are computed net of stock-based compensation (SBC). In the second quarter of 2008, the charge related to SBC was $273 million as compared to $281 million in the first quarter of 2008. Tax benefits related to SBC have also been excluded from non-GAAP net income and non-GAAP EPS. The tax benefit related to SBC was $48 million in the second quarter of 2008 and $51 million in the first quarter of 2008. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q2 Financial Highlights

Revenues – Google reported revenues of $5.37 billion for the quarter ended June 30, 2008, representing a 39% increase over second quarter 2007 revenues of $3.87 billion and a 3% increase over first quarter 2008 revenues of $5.19 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $3.53 billion, or 66% of total revenues, in the second quarter of 2008. This represents a 42% increase over second quarter 2007 revenues of $2.49 billion and a 4% increase over first quarter 2008 revenues of $3.40 billion.

Google Network Revenues – Google’s partner sites generated revenues, through AdSense programs, of $1.66 billion, or 31% of total revenues, in the second quarter of 2008. This represents a 22% increase over network revenues of $1.35 billion generated in the second quarter of 2007 and a 2% decrease over first quarter 2008 revenues of $1.69 billion.

International Revenues – Revenues from outside of the United States totaled $2.80 billion, representing 52% of total revenues in the second quarter of 2008, compared to 48% in the second quarter of 2007 and 51% in the first quarter of 2008. Had foreign exchange rates remained constant from the first quarter of 2008 through the second quarter of 2008, our revenues in the second quarter of 2008 would have been $88 million lower. Had foreign exchange rates remained constant from the second quarter of 2007 through the second quarter of 2008, our revenues in the second quarter of 2008 would have been $249 million lower.

Revenues from the United Kingdom totaled $774 million, representing 14% of revenue in the second quarter of 2008, compared to 15% in the second quarter of 2007 and 15% in the first quarter of 2008.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 19% over the second quarter of 2007 and decreased approximately 1% over the first quarter of 2008.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, decreased to $1.47 billion in the second quarter of 2008. This compares to TAC of $1.49 billion in the first quarter of 2008. TAC as a percentage of advertising revenues was 28% in the second quarter, compared to 29% in the first quarter of 2008.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $1.32 billion in the second quarter of 2008. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $154 million in the second quarter of 2008.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, credit card processing charges as well as content acquisition costs, increased to $674 million, or 13% of revenues, in the second quarter of 2008, compared to $624 million, or 12% of revenues, in the first quarter of 2008.

Operating Expenses – Operating expenses, other than cost of revenues, were $1.64 billion in the second quarter of 2008, or 31% of revenues, compared to $1.53 billion in the first quarter of 2008, or 29% of revenues. The operating expenses in the second quarter of 2008 included $810 million in payroll-related and facilities expenses, compared to $809 million in the first quarter of 2008.

Stock-Based Compensation (SBC) – In the second quarter of 2008, the total charge related to SBC was $273 million as compared to $281 million in the first quarter of 2008.

We currently estimate stock-based compensation charges for grants to employees prior to July 1, 2008 to be approximately $1.1 billion for 2008. This does not include expenses to be recognized related to employee stock awards that are granted after July 1, 2008 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be at or below 2% this year.

Operating Income – GAAP operating income in the second quarter of 2008 was $1.58 billion, or 29% of revenues. This compares to GAAP operating income of $1.55 billion, or 30% of revenues, in the first quarter of 2008. Non-GAAP operating income in the second quarter of 2008 was $1.85 billion, or 34% of revenues. This compares to non-GAAP operating income of $1.83 billion, or 35% of revenues, in the first quarter of 2008.

Interest Income and Other, Net – Interest income and other was $58 million in the second quarter of 2008, compared with $167 million in the first quarter of 2008. The decrease was primarily related to lower yields on our cash balances, as well as lower average cash balances as a result of cash used in the first quarter to acquire DoubleClick; lower net realized gains on the sale of our marketable securities; and an increase in expenses as a result of more activity under our foreign exchange risk management program.

Net Income – GAAP net income for the second quarter of 2008 was $1.25 billion as compared to $1.31 billion in the first quarter of 2008. Non-GAAP net income was $1.47 billion in the second quarter of 2008, compared to $1.54 billion in the first quarter of 2008. GAAP EPS for the second quarter of 2008 was $3.92 on 318 million diluted shares outstanding, compared to $4.12 for the first quarter of 2008, on 317 million diluted shares outstanding. Non-GAAP EPS for the second quarter of 2008 was $4.63, compared to $4.84 in the first quarter of 2008.

Income Taxes – Our effective tax rate was 24% for the second quarter of 2008.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the second quarter of 2008 totaled $1.77 billion as compared to $1.78 billion for the first quarter of 2008. In the second quarter of 2008, capital expenditures were $698 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the second quarter of 2008, free cash flow was $1.07 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of June 30, 2008, cash, cash equivalents, and marketable securities were $12.7 billion.

On a worldwide basis, Google employed 19,604 full-time employees as of June 30, 2008, up from 19,156 full-time employees as of March 31, 2008.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s second quarter 2008 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Thursday, July 24, 2008 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 2445002.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements relating to our success in integrating DoubleClick, our ability to innovate in our core business, enhance the experience of our users and expand the reach of our advertisers and partners with new technologies and formats, our expected stock-based compensation charges, the expected dilution related to equity grants to our employees, and our plans to make significant capital expenditures.

Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, difficulties in integrating DoubleClick into our business, unforeseen changes in our hiring patterns, the amount of stock-based compensation we issue to our service providers, our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our report on Form 10-Q for the quarter ended June 30, 2008, which will be filed with the SEC in August 2008. All information provided in this release and in the attachments is as of July 17, 2008, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of June 30, 2008. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Krista Bessinger

650-214-5825

kbessinger@google.com

Media Contact:

Jon Murchinson

650-253-4437

jonm@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2007*	June 30, 2008
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,081,593	$7,363,536
Marketable securities	8,137,020	5,370,133
Accounts receivable, net of allowance	2,162,521	2,641,901
Deferred income taxes, net	68,538	94,402
Income taxes receivable	145,253	—
Prepaid revenue share, expenses and other assets	694,213	846,865

Total current assets	17,289,138	16,316,837
Prepaid revenue share, expenses and other assets, non-current	168,530	444,844
Deferred income taxes, net, non-current	33,219	220,079
Non-marketable equity securities	1,059,694	1,067,520
Property and equipment, net	4,039,261	5,137,710
Intangible assets, net	446,596	1,138,991
Goodwill	2,299,368	4,853,805

Total assets	$25,335,806	$29,179,786

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$282,106	$439,281
Accrued compensation and benefits	588,390	493,284
Accrued expenses and other current liabilities	465,032	555,117
Accrued revenue share	522,001	517,287
Deferred revenue	178,073	197,433
Income taxes payable	—	143,113

Total current liabilities	2,035,602	2,345,515
Deferred revenue, non-current	30,249	30,933
Deferred income taxes, net, non-current	—	22,197
Income taxes payable, non-current	478,372	711,827
Other long-term liabilities	101,904	156,299
Stockholders' equity:
Common stock	313	314
Additional paid-in capital	13,241,221	13,904,271
Accumulated other comprehensive income	113,373	119,181
Retained earnings	9,334,772	11,889,249

Total stockholders’ equity	22,689,679	25,913,015

Total liabilities and stockholders’ equity	$25,335,806	$29,179,786

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
	(unaudited)
Revenues	$3,871,985	$5,367,212	$7,535,956	$10,553,255
Costs and expenses:
Cost of revenues (including stock-based compensation expense of $7,659, $9,363, $12,048, $18,511)	1,560,255	2,147,575	3,030,682	4,258,111
Research and development (including stock-based compensation expense of $156,983, $187,281, $277,771, $381,081)	532,106	682,210	940,490	1,355,279
Sales and marketing (including stock-based compensation expense of $36,385, $42,593, $63,635, $85,169)	355,604	484,552	658,156	931,450
General and administrative (including stock-based compensation expense of $40,497, $33,539, $71,936, $68,794)	319,405	474,910	580,804	884,215

Total costs and expenses	2,767,370	3,789,247	5,210,132	7,429,055

Income from operations	1,104,615	1,577,965	2,325,824	3,124,200
Interest income and other, net	137,130	57,923	267,859	225,266

Income before income taxes	1,241,745	1,635,888	2,593,683	3,349,466
Provision for income taxes	316,625	388,497	666,401	794,989

Net income	$925,120	$1,247,391	$1,927,282	$2,554,477

Net income per share - basic	$2.98	$3.97	$6.22	$8.15

Net income per share - diluted	$2.93	$3.92	$6.12	$8.04

Shares used in per share calculation - basic	310,436	313,817	309,876	313,473

Shares used in per share calculation - diluted	315,469	318,023	315,170	317,708

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
	(unaudited)
Operating activities
Net income	$925,120	$1,247,391	$1,927,282	$2,554,477
Adjustments:
Depreciation and amortization of property and equipment	188,137	308,716	358,426	589,280
Amortization of intangibles and other	35,218	82,891	69,921	138,851
Stock-based compensation	241,524	272,776	425,390	553,555
Excess tax benefits from stock-based award activity	(105,731)	(43,878)	(179,815)	(94,979)
Deferred income taxes	(121,039)	(67,676)	(182,441)	(105,890)
Other, net	6,351	20,245	(35)	(24,658)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(171,472)	(72,883)	(325,034)	(296,376)
Income taxes, net	116,744	90,184	515,848	528,359
Prepaid revenue share, expenses and other assets	(22,046)	(141,219)	(207,524)	(182,803)
Accounts payable	(45,406)	(14,547)	(74,662)	39,237
Accrued expenses and other liabilities	160,767	87,026	20,881	(147,251)
Accrued revenue share	4,288	(6,326)	82,152	(16,450)
Deferred revenue	17,471	3,454	19,130	10,248

Net cash provided by operating activities	1,229,926	1,766,154	2,449,519	3,545,600

Investing activities
Purchases of property and equipment	(575,098)	(697,517)	(1,171,991)	(1,539,114)
Purchases of marketable securities	(2,118,710)	(2,101,798)	(7,343,870)	(4,921,310)
Maturities and sales of marketable securities	1,937,854	2,037,331	7,017,218	7,416,559
Investments in non-marketable equity securities	(10,288)	(10,554)	(10,288)	(9,492)
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(173,099)	(186,095)	(207,540)	(3,312,270)

Net cash used in investing activities	(939,341)	(958,633)	(1,716,471)	(2,365,627)

Financing activities
Net proceeds (payments) related to stock-based award activity	14,398	(301)	28,824	(22,746)
Excess tax benefits from stock-based award activity	105,731	43,878	179,815	94,979

Net cash provided by financing activities	120,129	43,577	208,639	72,233

Effect of exchange rate changes on cash and cash equivalents	1,598	(7,311)	7,294	29,737
Net increase in cash and cash equivalents	412,312	843,787	948,981	1,281,943
Cash and cash equivalents at beginning of period	4,081,340	6,519,749	3,544,671	6,081,593

Cash and cash equivalents at end of period	$4,493,652	$7,363,536	$4,493,652	$7,363,536

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three months ended March 31, 2008						Three months ended June 30, 2008
	GAAP Actual	Operating Margin (d)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (e)	GAAP Actual	Operating Margin (d)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (e)
			280,779	(a)					272,776	(b)
Income from operations	$1,546,235	29.8%	$280,779		$1,827,014	35.2%	$1,577,965	29.4%	$272,776		$1,850,741	34.5%

			280,779	(a)					272,776	(b)
			(50,736	)(c)					(47,764	)(c)

Net income	$1,307,086		$230,043		$1,537,129		$1,247,391		$225,012		$1,472,403

Net income per share - diluted	$4.12				$4.84		$3.92				$4.63

Shares used in per share calculation - diluted	317,392				317,392		318,023				318,023

(a)	To eliminate $280.8 million of stock-based compensation charges recorded in the first quarter of 2008.

(b)	To eliminate $272.8 million of stock-based compensation charges recorded in the second quarter of 2008.

(c)	To eliminate income tax effects related to charges noted in (a) and (b).

(d)	Operating margin is defined as income from operations divided by revenues.

(e)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three months ended June 30, 2008
Net cash provided by operating activities	$1,766,154
Less purchases of property and equipment	(697,517)

Free cash flow	$1,068,637

Net cash used by investing activities*	$(958,633)

Net cash provided by financing activities	$43,577

*	includes purchases of property and equipment

The following table presents our revenues, by revenue source, for the periods presented (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Advertising revenues:
Google web sites	$2,486,290	$3,530,145	$4,768,411	$6,930,550
Google Network web sites	1,352,051	1,655,280	2,697,381	3,341,421

Total advertising revenues	3,838,341	5,185,425	7,465,792	10,271,971
Licensing and other revenues	33,644	181,787	70,164	281,284

Revenues	$3,871,985	$5,367,212	$7,535,956	$10,553,255

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented (unaudited):
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Advertising revenues:
Google web sites	64%	66%	63%	66%
Google Network web sites	35%	31%	36%	31%

Total advertising revenues	99%	97%	99%	97%
Licensing and other revenues	1%	3%	1%	3%

Revenues	100%	100%	100%	100%